UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )*

EV ENERGY PARTNERS, L.P.

(Name of Issuer)

Common Units

(Title of Class of Securities)

26926V107

(CUSIP Number)

March 19, 2013

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ Rule 13d-1(b)

☐ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 26926V107	13G	Page 2 of 15 Pages

1.	Names of Reporting Persons Robert J. Raymond
2.	Check the Appropriate Box if a Member of a Group (See Instructions)[1] (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 45,000
	6.	Shared Voting Power 3,675,386
	7.	Sole Dispositive Power 45,000
	8.	Shared Dispositive Power 3,675,386
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,720,386
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 7.7%[2]
12.	Type of Reporting Person (See Instructions) IN

[1]	The reporting person expressly disclaims (a) the existence of any group and (b) beneficial ownership with respect to any common units other than the common units owned of record by such reporting person.
[2]	Based on 48,349,080 outstanding common units as of November 1, 2013, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013, filed with the Securities and Exchange Commission on November 12, 2013.

CUSIP No. 26926V107	13G	Page 3 of 15 Pages

1.	Names of Reporting Persons RR Advisors, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions)[3] (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 3,675,386
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 3,675,386
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,675,386
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 7.6%[4]
12.	Type of Reporting Person (See Instructions) IA

[3]	The reporting person expressly disclaims (a) the existence of any group and (b) beneficial ownership with respect to any common units other than the common units owned of record by such reporting person.
[4]	Based on 48,349,080 outstanding common units as of November 1, 2013, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013, filed with the Securities and Exchange Commission on November 12, 2013.

CUSIP No. 26926V107	13G	Page 4 of 15 Pages

1.	Names of Reporting Persons RCH Energy MLP Fund GP, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions)[5] (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 2,421,815
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 2,421,815
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,421,815
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 5.0%[6]
12.	Type of Reporting Person (See Instructions) PN

[5]	The reporting person expressly disclaims (a) the existence of any group and (b) beneficial ownership with respect to any common units other than the common units owned of record by such reporting person.
[6]	Based on 48,349,080 outstanding common units as of November 1, 2013, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013, filed with the Securities and Exchange Commission on November 12, 2013.

CUSIP No. 26926V107	13G	Page 5 of 15 Pages

1.	Names of Reporting Persons RCH Energy MLP Fund, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions)[7] (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 2,394,709
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 2,394,709
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,394,709
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 5.0%[8]
12.	Type of Reporting Person (See Instructions) PN

[7]	The reporting person expressly disclaims (a) the existence of any group and (b) beneficial ownership with respect to any common units other than the common units owned of record by such reporting person.
[8]	Based on 48,349,080 outstanding common units as of November 1, 2013, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013, filed with the Securities and Exchange Commission on November 12, 2013.

CUSIP No. 26926V107	13G	Page 6 of 15 Pages

1.	Names of Reporting Persons RCH Energy MLP Fund-A, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions)[9] (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 27,106
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 27,106
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 27,106
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.1%[10]
12.	Type of Reporting Person (See Instructions) PN

[9]	The reporting person expressly disclaims (a) the existence of any group and (b) beneficial ownership with respect to any common units other than the common units owned of record by such reporting person.
[10]	Based on 48,349,080 outstanding common units as of November 1, 2013, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013, filed with the Securities and Exchange Commission on November 12, 2013.

CUSIP No. 26926V107	13G	Page 7 of 15 Pages

1.	Names of Reporting Persons RCH Energy Opportunity Fund II GP, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions)[11] (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 698,237
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 698,237
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 698,237
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 1.4%[12]
12.	Type of Reporting Person (See Instructions) PN

[11]	The reporting person expressly disclaims (a) the existence of any group and (b) beneficial ownership with respect to any common units other than the common units owned of record by such reporting person.
[12]	Based on 48,349,080 outstanding common units as of November 1, 2013, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013, filed with the Securities and Exchange Commission on November 12, 2013.

CUSIP No. 26926V107	13G	Page 8 of 15 Pages

1.	Names of Reporting Persons RCH Energy Opportunity Fund II, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions)[13] (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 610,491
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 610,491
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 610,491
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 1.3%[14]
12.	Type of Reporting Person (See Instructions) PN

[13]	The reporting person expressly disclaims (a) the existence of any group and (b) beneficial ownership with respect to any common units other than the common units owned of record by such reporting person.
[14]	Based on 48,349,080 outstanding common units as of November 1, 2013, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013, filed with the Securities and Exchange Commission on November 12, 2013.

CUSIP No. 26926V107	13G	Page 9 of 15 Pages

1.	Names of Reporting Persons RCH Energy Long Alpha Fund, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions)[15] (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 87,746
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 87,746
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 87,746
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%[16]
12.	Type of Reporting Person (See Instructions) PN

[15]	The reporting person expressly disclaims (a) the existence of any group and (b) beneficial ownership with respect to any common units other than the common units owned of record by such reporting person.
[16]	Based on 48,349,080 outstanding common units as of November 1, 2013, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013, filed with the Securities and Exchange Commission on November 12, 2013.

CUSIP No. 26926V107	13G	Page 10 of 15 Pages

Item 1(a).	Name of Issuer

EV Energy Partners, L.P.

Item 1(b).	Address of Issuer’s Principal Executive Offices

1001 Fannin, Suite 800

Houston, Texas

Item 2(a).	Name of Persons Filing

Robert J. Raymond

RR Advisors, LLC

RCH Energy MLP Fund GP, L.P.

RCH Energy MLP Fund, L.P.

RCH Energy MLP Fund-A, L.P.

RCH Energy Opportunity Fund II GP, L.P.

RCH Energy Opportunity Fund II, L.P.

RCH Energy Long Alpha Fund, L.P.

Item 2(b).	Address of Principal Business Office, or, if none, Residence

The principal business for all reporting persons:

3953 Maple Avenue, Suite 180

Dallas, Texas 75219

Item 2(c).	Citizenship

Robert J. Raymond is a citizen of the United States.

RR Advisors, LLC is a Delaware limited liability company.

Each of RCH Energy MLP Fund GP, L.P., RCH Energy MLP Fund, L.P., RCH Energy MLP Fund-A, L.P., RCH Energy Opportunity Fund II GP, L.P., RCH Energy Opportunity Fund II, L.P. and RCH Energy Long Alpha Fund, L.P. is a Delaware limited partnership.

Item 2(d).	Title of Class of Securities

Common Units

Item 2(e).	CUSIP Number

26926V107

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a) ☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

(b) ☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

(c) ☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

(d) ☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

CUSIP No. 26926V107	13G	Page 11 of 15 Pages

(e) ☒	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

(f) ☐	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

(g) ☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

(h) ☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) ☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j) ☐	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J).

(k) ☐	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

Item 4.	Ownership

With respect to the disclosure set forth in this Item 4, each reporting person expressly disclaims (a) the existence of any group and (b) beneficial ownership with respect to any common units other than the common units owned of record by such reporting person. The percent of class provided for each reporting person below is based on 48,349,080 outstanding common units as of November 1, 2013, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013, filed with the Securities and Exchange Commission on November 12, 2013.

(a)	Amount beneficially owned:

Robert J. Raymond: 3,720,386

RR Advisors, LLC: 3,675,386

RCH Energy MLP Fund GP, L.P.: 2,421,815

RCH Energy MLP Fund, L.P.: 2,394,709

RCH Energy MLP Fund-A, L.P.: 27,106

RCH Energy Opportunity Fund II GP, L.P.: 698,237

RCH Energy Opportunity Fund II, L.P.: 610,491

RCH Energy Long Alpha Fund, L.P.: 87,746

(b)	Percent of class:

Robert J. Raymond: 7.7%

RR Advisors, LLC: 7.6%

RCH Energy MLP Fund GP, L.P.: 5.0%

RCH Energy MLP Fund, L.P.: 5.0%

RCH Energy MLP Fund-A, L.P.: 0.1%

RCH Energy Opportunity Fund II GP, L.P.: 1.4%

RCH Energy Opportunity Fund II, L.P.: 1.3%

RCH Energy Long Alpha Fund, L.P.: 0.0%

(c)	Number of units as to which the person has:

(i)	Sole power to vote or to direct the vote:

Robert J. Raymond: 45,000

RR Advisors, LLC: 0

RCH Energy MLP Fund GP, L.P.: 0

RCH Energy MLP Fund, L.P.: 0

RCH Energy MLP Fund-A, L.P.: 0

RCH Energy Opportunity Fund II GP, L.P.: 0

RCH Energy Opportunity Fund II, L.P.: 0

RCH Energy Long Alpha Fund, L.P.: 0

CUSIP No. 26926V107	13G	Page 12 of 15 Pages

(ii)	Shared power to vote or to direct the vote:

Robert J. Raymond: 3,675,386

RR Advisors, LLC: 3,675,386

RCH Energy MLP Fund GP, L.P.: 2,421,815

RCH Energy MLP Fund, L.P.: 2,394,709

RCH Energy MLP Fund-A, L.P.: 27,106

RCH Energy Opportunity Fund II GP, L.P.: 698,237

RCH Energy Opportunity Fund II, L.P.: 610,491

RCH Energy Long Alpha Fund, L.P.: 87,746

(iii)	Sole power to dispose or to direct the disposition of:

Robert J. Raymond: 45,000

RR Advisors, LLC: 0

RCH Energy MLP Fund GP, L.P.: 0

RCH Energy MLP Fund, L.P.: 0

RCH Energy MLP Fund-A, L.P.: 0

RCH Energy Opportunity Fund II GP, L.P.: 0

RCH Energy Opportunity Fund II, L.P.: 0

RCH Energy Long Alpha Fund, L.P.: 0

(iv)	Shared power to dispose or to direct the disposition of:

Robert J. Raymond: 3,675,386

RR Advisors, LLC: 3,675,386

RCH Energy MLP Fund GP, L.P.: 2,421,815

RCH Energy MLP Fund, L.P.: 2,394,709

RCH Energy MLP Fund-A, L.P.: 27,106

RCH Energy Opportunity Fund II GP, L.P.: 698,237

RCH Energy Opportunity Fund II, L.P.: 610,491

RCH Energy Long Alpha Fund, L.P.: 87,746

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:  ☐

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person

Limited partners of RCH Energy MLP Fund GP, L.P., RCH Energy MLP Fund, L.P., RCH Energy MLP Fund-A, L.P., RCH Energy Opportunity Fund II GP, L.P., RCH Energy Opportunity Fund II, L.P. and RCH Energy Long Alpha Fund, L.P. indirectly participate in the receipt of dividends from, and proceeds from the sale of, the common units. In addition, RR Advisors, LLC serves as investment adviser for certain separately managed accounts, and the holders of the securities in such accounts participate in the receipt of dividends from, and proceeds from the sale of, the common units held therein.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

Not Applicable

CUSIP No. 26926V107	13G	Page 13 of 15 Pages

Item 8.	Identification and Classification of Members of the Group

Not Applicable

Item 9.	Notice of Dissolution of Group

Not Applicable

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that effect or purpose, other than activities solely in connection with a nomination under § 240.14a-11.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 2014

/s/ Robert J. Raymond
Robert J. Raymond

RR ADVISORS, LLC

By:	/s/ Robert J. Raymond
Name:	Robert J. Raymond
Title:	Sole Member

RCH ENERGY MLP FUND GP, L.P.

By:	RR Advisors, LLC, its General Partner

By:	/s/ Robert J. Raymond
Name:	Robert J. Raymond
Title:	Sole Member

RCH ENERGY MLP FUND, L.P.

By:	RCH Energy MLP Fund GP, L.P., its General Partner

By:	RR Advisors, LLC, its General Partner

By:	/s/ Robert J. Raymond
Name:	Robert J. Raymond
Title:	Sole Member

RCH ENERGY MLP FUND-A, L.P.

By:	RCH Energy MLP Fund GP, L.P., its General Partner

By:	RR Advisors, LLC, its General Partner

By:	/s/ Robert J. Raymond
Name:	Robert J. Raymond
Title:	Sole Member

RCH ENERGY OPPORTUNITY FUND II GP, L.P.

By:	RR Advisors, LLC, its General Partner

[Signature Page—Schedule 13G]

By:	/s/ Robert J. Raymond
Name:	Robert J. Raymond
Title:	Sole Member

RCH ENERGY OPPORTUNITY FUND II, L.P.

By:	RCH Energy Opportunity Fund II GP, L.P., its General Partner

By:	RR Advisors, LLC, its General Partner

By:	/s/ Robert J. Raymond
Name:	Robert J. Raymond
Title:	Sole Member

RCH ENERGY LONG ALPHA FUND, L.P.

By:	RCH Energy Opportunity Fund II GP, L.P., its General Partner

By:	RR Advisors, LLC, its General Partner

By:	/s/ Robert J. Raymond
Name:	Robert J. Raymond
Title:	Sole Member

[Signature Page—Schedule 13G]